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                                                                   EXHIBIT 99.10


                              ASSIGNMENT AGREEMENT

        THIS ASSIGNMENT AGREEMENT (this "Assignment") is entered into as of January 29, 2003, by HANDSPRING FACILITY COMPANY, a Delaware limited liability company ("Assignor") for the benefit of M-F DOWNTOWN SUNNYVALE, LLC, a Delaware limited liability company ("Assignee").

        For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to Assignee
(1) all of Assignor's right, title and interest, in and to all reports, plans, specifications, drawings, renderings, permits, approvals or maps related to the property ("Building 2 Parcel") or the improvements ("Building 2 Improvements") located at 150 Mathilda Place, Sunnyvale, California, (2) all warranties, guaranties and indemnities relating or pertaining to the Building 2 Parcel and/or the Building 2 Improvements, whether those warranties, guaranties and indemnities are express or implied, and all similar rights which Assignor may have against any manufacturer, supplier, seller, engineer, contractor or builder, in respect of the Building 2 Parcel or the Building 2 Improvements, (3) the right to use, enjoy and enforce, in common with Assignor, all reports, plans, specifications, drawings, renderings, permits, approvals or maps related to the property ("Building 3 Parcel") or the improvements ("Building 3 Improvements") located at 100 Mathilda Place, Sunnyvale, California, (4) the right to use, enjoy and enforce, in common with Assignor, all warranties, guaranties and indemnities relating or pertaining to the Building 3 Parcel and/or the Building 3 Improvements, whether those warranties, guaranties and indemnities are express or implied, and all similar rights which Assignor may have against any manufacturer, supplier, seller, engineer, contractor or builder, in respect of the Building 3 Parcel or the Building 3 Improvements, and
(5) all building materials and supplies acquired for the purpose of incorporation into the Building 2 Parcel, the Building 3 Parcel, the Building 2 Improvements and/or the Building 3 Improvements wherever stored. Assignor covenants and agrees to cooperate with Assignee in connection with Assignee's use, enjoyment or enforcement of any reports, plans, specifications, drawings, renderings, permits, approvals, maps, warranties, guaranties and/or indemnities relating or pertaining to the Building 3 Parcel or the Building 3 Improvements.

         This Assignment shall be governed by and construed in accordance with the laws of the State of California.

                         [SIGNATURES BEGIN ON NEXT PAGE]


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        IN WITNESS WHEREOF, Assignor has executed this Assignment as of the day and year first above written.

                                      ASSIGNOR:

                                      HANDSPRING FACILITY COMPANY,
                                      LLC, a Delaware limited liability company

                                      By:    Handspring, Inc., a Delaware
                                             corporation, its Managing Member

                                             By:    _____________________
                                                    _____________________
                                                    Its ______________


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